In the news release, AeroCentury Corp. Reports Fourth Quarter 2012 And Full Year 2012 Results And Amended Credit Facility, issued 14-Mar-2013 by AeroCentury Corp. over PR Newswire, we are advised by the company that the fourth paragraph, first sentence, should read, "The Company reported net income of $1.8 million, or $1.14 per diluted share, for the fourth quarter of 2012, compared to net income of $1.2 million, or $0.79 per diluted share, for the fourth quarter of 2011" rather than, "The Company reported net income of $1.8 million, or $1.14 per diluted share, for the fourth quarter of 2012, compared to net income of $1.2 million, or $0.79 per diluted share, for the fourth quarter of 2012" as originally issued inadvertently. The complete, corrected release follows:

Toni Perazzo
Chief Financial Officer
(650) 340-1888
                                                        FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2012 AND
FULL YEAR 2012 RESULTS AND AMENDED CREDIT FACILITY

(BURLINGAME, CA), March 14, 2013 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the fourth quarter and the year ended December 31, 2012.

The Company also announced that its credit facility has been amended to, among other things, increase borrowing capacity from $90 million to $130 million, extend the maturity date to September 30, 2015 and add a participant to the lender syndicate.  Union Bank, N.A. is the Lead Arranger and Administrative Agent for the facility.

“Given that conditions in the global aviation and capital markets remain very challenging, we are pleased with the 2012 results and we are delighted to have increased the amount and extended the term of our credit facility,” said Neal Crispin, President of AeroCentury. “We appreciate the vote of confidence shown by our syndicate of lenders.”

The Company reported net income of $1.8 million, or $1.14 per diluted share, for the fourth quarter of 2012, compared to net income of $1.2 million, or $0.79 per diluted share, for the fourth quarter of 2011.  The Company reported net income of $5.2 million, or $3.32 per diluted share, for the year ended December 31, 2012, compared to a net loss of $1.5 million, or ($0.94) per diluted share, for the year ended December 31, 2011.

Total revenues were $8.0 million and $29.4 million for the fourth quarter and year ended December 31, 2012, respectively, compared with total revenues of $6.7 million and $24.6 million for the same periods a year ago.  The year-to-year increases were primarily due to increases in operating lease revenue and maintenance reserves revenue resulting from higher average utilization of the Company’s asset portfolio in the 2012 periods and revenue from assets that were purchased subsequent to the 2011 periods.

Total expenses increased by approximately $0.7 million in the fourth quarter of 2012 as compared to the same period in 2012 and decreased by $5.0 million in the year ended December 31, 2012, as compared to 2011.  Interest expense was higher in the 2012 periods, primarily as a result of higher fee amortization related to the Company’s credit facility and a higher average credit facility balance in 2012 as a result of aircraft acquisitions, which also resulted in higher management fees.  Maintenance expense was higher in the fourth quarter of 2012 than in the fourth quarter of 2011, as a result of increased maintenance costs related to lessee maintenance claims in the 2012 period.  Maintenance expense was higher in the fourth quarter of 2012 than in the fourth quarter of 2011, as a result of increased maintenance costs related to lessee maintenance claims in the 2012 period, only a portion of which was funded by non-refundable reserves collected by the Company.  Maintenance expense for the year ended December 31, 2012 was lower than in 2011 because of significant maintenance expense in 2011, funded by non-refundable maintenance reserves, on aircraft returned to the Company during 2010.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues and other income:

Operating lease revenue	$6,274	$5,589	$23,662	$19,404
Maintenance reserves revenue	1,072	1,065	4,099	3,340
Gain on disposal of assets	613	-	1,486	1,371
Other income	30	48	111	438
	7,989	6,702	29,358	24,553
Expenses:

Depreciation	1,601	1,492	6,127	5,599
Interest	1,168	1,024	4,627	3,935
Management fees	1,081	930	4,166	3,715
Maintenance costs	908	705	4,082	10,934
Professional fees and other	570	450	2,469	2,302
	5,328	4,601	21,471	26,485

Income/(loss) before income tax provision/(benefit)	2,661	2,101	7,887	(1,932)

Income tax provision/(benefit)	870	881	2,698	(482)

Net income/(loss)	$1,791	$1,220	$5,189	$(1,450)

Earnings/(loss) per share:
Basic	$1.16	$0.79	$3.36	$(0.94)
Diluted	$1.14	$0.79	$3.32	$(0.94)

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,569,769	1,543,257	1,563,054	1,543,257

Summary Balance Sheet:	December 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
Total assets	$152,426	$130,826
Total liabilities	$106,547	$90,136
Stockholders’ equity	$45,879	$40,690

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